Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Company’s registration of 5,269,064 common shares of the Company, which may be issued by the Company pursuant to the Company’s Deferred Share Unit Plan for Directors, of our reports dated March 28, 2014, with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 40-F) for the year ended March 1, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kitchener, Canada,	Chartered Accountants

July 25, 2014	Licensed Public Accountants